SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

Pharmacia Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(1)	Amount Previously Paid:

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Notes:

The following is an English translation of a letter and brochure in Swedish that was sent to holders of Swedish depository receipts in Pharmacia Corporation.

* * *

November 5, 2002

Dear Pharmacia holder,

On behalf of Pfizer we hope to have the opportunity of welcoming you as a shareholder after the completion of the merger. By joining the resources and talents of these two great companies, we are creating a global enterprise with significant competitive strengths, including a broad and deep product portfolio, a robust and varied pipeline of new products and cutting-edge medical research based on the latest discoveries and technologies. We go forward together with many important accomplishments on the forefront of medical innovation, and a renewed commitment to meeting the medical needs of millions of patients around the world.

If the merger is completed, your Pharmacia Swedish depositary receipts will be converted into shares of Pfizer. For every Pharmacia Swedish depositary receipt you own, you will receive 1.4 shares of Pfizer stock. We at Pfizer are committed to achieving a smooth share-transfer process. For those of you who do not hold your Swedish depository receipts through a nominee, unless you elect otherwise, your Pfizer shares will therefore automatically, and at no charge, be deposited in an account at EquiServe Trust Company, N.A. (“EquiServe”), an American equivalent of VPC and the U.S.-based handling agent for Pfizer shares.

With EquiServe, you will receive the first two dividends from Pfizer in Swedish kronor, (after deduction of a small currency conversion charge). Through EquiServe, you will also be eligible for enrollment in our award-winning Pfizer Shareholder Investment Program. Designed for private investors and with more than 175,000 registered U.S. and non-U.S. members, this program allows individuals to hold Pfizer shares, add to their holdings and reinvest dividends in Pfizer shares – all at no cost.

EquiServe also allows you to sell your Pfizer shares on the New York Stock Exchange at low cost. In addition, through the end of March 2003, all shareholders will be able to sell their Pfizer shares through EquiServe free of charge. Should you for any reason prefer to sell Pfizer shares, you may therefore do so at no cost during this period. Furthermore, the proceeds from any such sale through EquiServe in Swedish kronor can be deposited in your Swedish bank account (after deduction of a small currency conversion charge).

U.S. law requires a filing of federal tax forms when your Pfizer shares are registered with EquiServe, and Pfizer will provide a Swedish translation of that form. Holding your shares through a bank or brokerage eliminates this requirement.

To simplify matters, Pfizer will update you on available options and, during the transition period, provide a toll-free Swedish-language help-line to answer any questions you might have about Pfizer, the Pfizer Shareholder Investment Program, EquiServe, required U.S. tax forms and the share exchange.

If you have any questions or concerns, please call the Swedish toll-free shareholder help-line at 020-130 12 00. The service will be staffed between 9 am to 5 pm Monday to Friday, excluding holidays, from now until the end February 2003.

It is our goal to make the transition to Pfizer share-ownership as simple and convenient as possible, and we urge you to carefully read the accompanying information package in its entirety.

We look to the future – and all the opportunities ahead – with great anticipation.

Sincerely,

/s/ Margaret M. Foran	/s/ Lars Gunneflo

Margaret M. Foran,	Lars Gunneflo,

Vice President Corporate Governance	Verkställande direktör,

Pfizer Inc	Pfizer AB

SAFE HARBOR STATEMENT

This release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about future financial operating results and benefits of the pending merger between Pfizer Inc. and Pharmacia Corp. Factors that could cause actual results to differ materially from those described herein include: the inability to obtain shareholder or regulatory approvals; actions of the U.S., foreign and local governments; the inability to successfully integrate the businesses of Pfizer Inc. and Pharmacia Corp.; costs related to the merger; the inability to achieve cost-cutting synergies resulting from the merger; changing consumer or marketplace trends: and the general economic environment. Neither Pfizer Inc. nor Pharmacia Corp. is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Readers are also urged to carefully review and consider the disclosures in Pfizer’s and Pharmacia’s various Securities and Exchange Commission (“SEC”) filings, including but not limited to Pfizer’s and Pharmacia’s Annual Reports on Form 10-K for the year ended December 31, 2001, Pfizer’s and Pharmacia’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2002, and Pfizer’s and Pharmacia’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2002.

This release may be deemed to be solicitation material in respect of Pfizer’s proposed merger with Pharmacia. On October 17, 2002, Pfizer filed an amended registration statement on Form S-4, with the SEC. On October 22, 2002, Pfizer filed a joint proxy statement/prospectus for Pfizer and Pharmacia, with the SEC. The joint proxy statement/prospectus was first mailed to Pharmacia shareholders on or about October 25, 2002. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov., Pfizer securityholders will be able to receive the definitive version of the joint proxy statement/prospectus and other documents free of charge by requesting them in writing from Pfizer Inc., 235 East 42nd Street, New York, New York 10017, Attention: Investor Relations, or by telephone: (212) 573-2688, and Pharmacia securityholders will be able to receive the definitive version of the joint proxy statement/prospectus and other documents free of charge by requesting them in writing from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977, or by telephone at (908) 901-8000.

Pfizer and Pharmacia and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Pfizer and their ownership of Pfizer shares is set forth in the proxy statement for Pfizer’s 2002 annual meeting of shareholders. Information regarding the interests of Pharmacia’s directors and executive officers in the proposed merger is set forth in the definitive joint proxy statement/prospectus, filed on October 22, 2002, by Pfizer that was first mailed to Pharmacia shareholders on or about October 25, 2002.

Pharmacia Corporation	Pharmacia AB	Pfizer Inc.	Pfizer AB

100 Route 206 North	Lindhagensgatan 100	235 East 42nd Street	Nytorpsvägen 36

Peapack, NJ 07977	SE-112 87 Stockholm	New York, NY 10017-5755	SE-183 25 Täby

USA	Sweden	USA	Sweden

www.pharmacia.com	www.pharmacia.se	www.pfizer.com	www.pfizer.se

Telephone to Pharmacia’s shareholder service +46 480 40 41 15		Telephone to Pfizer’s shareholder service +46 20 130 12 00

Financial advisor to Pharmacia in Sweden		Financial advisor to Pfizer in Sweden

D. Carnegie AB		Lazard AB

SE-103 38 Stockholm		P.O. Box 5783

Visiting address: Gustav Adolfs Torg 18		SE-114 87 Stockholm

Sweden		Visiting address: Sturegatan 24

Sweden

Information to holders of
Swedish depositary receipts in
Pharmacia Corporation
with respect to the proposed
merger with Pfizer Inc.

Contents

Brief information	1

Questions and answers	2

The vote	4

Information about the Pfizer shares	5

Tax considerations for holders of Swedish depositary receipts in Pharmacia	9

Risk factors	11

Reasons for the merger	13

Completion of the merger	19

Pro Forma Financial Data Pfizer and Pharmacia Unaudited Pro Forma Condensed Combined Financial Statements	20

Pfizer in brief	26

Definitions and explanations of some of the terms

EquiServe	EquiServe Trust Company, N.A.

FDA	The United States Food and Drug Administration

Pfizer	Pfizer Inc.

Pfizer shares or shares of Pfizer	Shares of Pfizer common stock

Pharmacia	Pharmacia Corporation

SEC	United States Securities and Exchange Commission

Swedish depositary receipts (SDR) in Pharmacia	Pharmacia’s shares are listed on Stockholmsbörsen in the form of Swedish depositary receipts

VP account	Account in the VPC system for registering Swedish equities and other financial instruments

VPC	VPC AB (the Securities Register Center in Sweden)

Further information
Further information regarding Pharmacia is available on the company’s web sites at www.pharmacia.se and www.pharmacia.com. Further information regarding Pfizer is available at www.pfizer.com and www.pfizer.se. Questions regarding the merger will be answered by telephone at 020-46 00 46 or by e-mail aktieagarservice@pharmacia.com. If dialing from outside Sweden, please use the following number +46 480 40 41 15. Questions regarding Pfizer’s American share registrar, EquiServe, and shares in Pfizer will be answered by Pfizer’s shareholder service at phone number 020-130 12 00.

Pharmacia Corporation has prepared this brochure in connection with the Pharmacia Corporation’s special meeting of shareholders for the proposed merger with Pfizer Inc. In accordance with the United States securities laws, a copy in English, of the joint proxy statement relating to the proposed merger is enclosed as well.

         The information in this brochure has partly been derived from the English version of the joint proxy statement and Pharmacia Corporation’s and Pfizer Inc.’s annual reports for 2001. In addition to certain information set forth in the joint proxy statement, this brochure contains information on certain issues relevant for holders of Swedish depositary receipts in Pharmacia Corporation, including tax issues. This information brochure is intended for holders of Swedish depositary receipts in Pharmacia Corporation only.

         This document may be deemed to be solicitation material in respect of Pfizer Inc.’s proposed merger with Pharmacia Corporation. On October 17, 2002, Pfizer Inc. filed an amended registration statement on Form S-4, with the Securities and Exchange Commission (“SEC”). On October 22, 2002, Pfizer Inc. filed a definitive joint proxy statement for Pfizer Inc. and Pharmacia Corporation, with the SEC. HOLDERS OF SWEDISH DEPOSITORY RECEIPTS IN PHARMACIA CORPORATION ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Holders of Swedish depository receipts in Pharmacia Corporation will be able to receive the joint proxy statement and other documents free of charge at the SEC’s web site, www.sec.gov., and will be able to receive the definitive version of the joint proxy statement and other documents free of charge from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia Corporation and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia Corporation’s directors and executive officers in the proposed merger is set forth in the definitive joint proxy statement, filed on October 22, 2002, by Pfizer Inc. that was first mailed to Pharmacia Corporation’s shareholders on or about October 25, 2002.

         When deciding whether or not to vote for the adoption of the merger agreement, holders of Swedish depositary receipts in Pharmacia Corporation should consider the risks described on pages I-20 through I-22 in the joint proxy statement and pages 11-12 in this brochure. Neither the SEC nor any United States state securities commission has approved or disapproved the securities to be issued in the merger or determined whether the information in this document is adequate and accurate. Any representation to the contrary is a criminal offense.

         In the event of any differences between the Swedish and English versions of this information brochure, the Swedish version shall govern.

         Certain statements contained in this document are “forward-looking statements” provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. These statements are made to enable a better understanding of Pharmacia Corporation’s business, but because these forward-looking statements are subject to many risks, uncertainties, future developments and changes over time, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements about anticipated financial or operating results, financial projections, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts. Such statements often include words such as: “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions.

         These forward-looking statements are based on the information that was currently available to Pharmacia Corporation, and the expectations and assumptions that were deemed reasonable by Pharmacia Corporation, at the time when the statements were made. Pharmacia Corporation does not undertake any obligation to update any forward-looking statements in any communications of Pharmacia Corporation, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

         Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for Pharmacia Corporation’s products, pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies, product discovery and approval, product recalls or withdrawals, manufacturing quality issues with respect to our products, compliance with Current Good Manufacturing Practices and other quality assurance guidelines, Pharmacia Corporation’s ability to secure and defend its intellectual property rights, product liability claims, antitrust litigation, environmental concerns, and commercial disputes, social, legal, political and governmental developments, changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates, acquisitions, divestitures, mergers, restructurings or strategic initiatives that change Pharmacia Corporation’s structure, business combinations among Pharmacia Corporation’s competitors and major customers, changes to accounting standards or generally accepted accounting principles in the United States (GAAP).

         Readers are also urged to carefully review and consider the disclosures in Pharmacia Corporation’s and Pfizer Inc’s various SEC filings, including but not limited to their respective Annual Reports on Form 10-K for the year ended December 31, 2001, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002.

         Forward-looking statements are not guarantees of performance. Holders of Swedish depositary receipts in Pharmacia Corporation should understand that the above important factors, in addition to those discussed in Risk Factors pages 11-12 and elsewhere in this document and in the joint proxy statement, and in the documents which are incorporated by reference in the joint proxy statement, could affect the future results of Pfizer Inc. and Pharmacia Corporation, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in Pharmacia Corporation’s and Pfizer Inc.’s forward-looking statements.

Brief information

The merger
The boards of directors of Pharmacia and Pfizer have approved a merger designed to create the world’s largest pharmaceutical company. Pharmacia and Pfizer believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually. More information regarding why Pharmacia and Pfizer have agreed to the merger is available under Reasons for the merger.

         If the merger is completed, holders of Swedish depositary receipts in Pharmacia will receive 1.4 newly issued shares of Pfizer for each depositary receipt in Pharmacia.

A special shareholders’ meeting
A special meeting of Pharmacia shareholders will be held on December 9, 2002 at 1 p.m. (local time) at the Hotel du Pont in Wilmington, Delaware, U.S.A. The purpose of this special meeting is to consider and to vote upon a proposal to adopt the Agreement and Plan of merger among Pfizer, Pilsner Acquisition Sub Corp.1 and Pharmacia.

Important dates

Record date for special meeting of Pharmacia shareholders	October 18, 2002

Special meeting of Pfizer shareholders	December 6, 2002

Last day for proxy card to be received by WM-data for holders of Swedish depositary receipts in Pharmacia	10 am (CET) on December 9, 2002

Special meeting of Pharmacia shareholders	December 9, 2002

Last day for trading in Swedish depositary receipts in Pharmacia	Currently expected to be by the end of 2002[2]

De-listing of Swedish depositary receipts in Pharmacia	Currently expected to be by the end of 2002[2]

New Pfizer shares are delivered to holders of Swedish depositary receipts in Pharmacia	Currently expected to be January 2003[2]

Frequently asked questions and answers regarding the merger are set forth under Questions and Answers.

[1]	Pilsner Acquisition Sub Corp. is a wholly-owned subsidiary of Pfizer.

[2]	Pharmacia will as soon as possible announce last day for trading, de-listing and delivery of Pfizer shares through a press release.

Questions and answers

The merger

Q:	What will happen in the merger?

A:	Holders of Swedish depositary receipts in Pharmacia will have their holdings converted into newly issued shares of Pfizer. For each such depositary receipt 1.4 shares of Pfizer will be received. Upon completion of the merger, about 23 per cent of the common stock of the combined company on a fully diluted basis will be held by former Pharmacia shareholders and former holders of Swedish depositary receipts in Pharmacia. About 77 per cent of the common stock of the combined company on a fully diluted basis will be held by former Pfizer shareholders.

Q:	What will happen with my Swedish depositary receipts in Pharmacia in connection with the merger?

A:	As a result and in connection with the completion of the merger, the Swedish depositary receipts in Pharmacia will be delisted from Stockholmsbörsen. Holders of Swedish depositary receipts in Pharmacia will receive shares of Pfizer.

Q:	Will the merger cost me anything?

A:	No, the merger itself will not cost the holders of Swedish depositary receipts in Pharmacia anything. Pharmacia takes care of the costs for the merger.

Q:	Where can I find additional information regarding the merger?

A:	Additional information on the merger can be found in this information brochure and in the accompanying joint proxy statement. Further information regarding Pharmacia is available on the company’s websites at www.pharmacia.se and www.pharmacia.com. Information regarding Pfizer can be found at www.pfizer.com and www.pfizer.se.

The vote

Q:	What do I need to do if I want to vote at the special meeting of Pharmacia shareholders?

A:	Fill in your proxy card as instructed in The Vote. Mail your signed proxy card in the reply envelope as soon as possible, to make sure that your Swedish depositary receipts in Pharmacia are represented at the meeting.

The last day for proxy cards to be received by WM-data is 10 am (CET) on December 9, 2002.

Q:	What should I do if I have sent in a proxy card and want to change my vote?

A:	Send in a new proxy card so that it is received before 10 am (CET) on December 9, 2002. Proxy cards should be send to Pharmacia, c/o WM-data, Box 27030, 102 51 Stockholm, Sweden. New proxy cards can be ordered from WM-data at phone number +46 8 670 72 08.

Q:	What happens if I do not vote at the special meeting of Pharmacia shareholders?

A:	Adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding votes represented by the shares of Pharmacia common stock and Pharmacia Series B convertible perpetual preferred stock, voting as a single class.

If you do not vote, it is the same as a vote against adoption of the merger agreement.

Q:	Where should I call if I have questions about the special shareholders’ meeting?

A:	A shareholder service has been set up for answering questions in connection with this merger at telephone number 020 46 00 46. If dialing from outside of Sweden please use the following number: +46 480 40 41 15.

The Pfizer shares

Q:	When do I receive my shares of Pfizer?

A:	The closing of the merger will take place promptly following the satisfaction of the conditions to the merger. Soon thereafter the exchange of Swedish depositary receipts in Pharmacia for shares of Pfizer will take place. At this stage it is too early to state when all the conditions to the merger will be met, although the merger is currently expected to be completed by the end of 2002.

Q:	How do I receive my new shares of Pfizer?

A:	Pfizer’s intention is that your shares of Pfizer automatically will be deposited in a newly opened account with Pfizer’s American share registrar, EquiServe, or if your shares are registered in the name of a nominee in your custodian account. For further information see Information about the Pfizer shares.

Q:	Will the new Pfizer shares be listed on the Stockholmsbörsen?

A:	Pfizer does not intend to list its shares on the Stockholmsbörsen.

Q:	How will I be able to trade with my new Pfizer shares?

A:	Former holders of Swedish depositary receipts in Pharmacia that have their shareholding in Pfizer registered with Pfizer’s American share registrar, EquiServe, may submit a sale order through a Swedish interactive telephone service, by internet or by mail. Further details on this facility will be distributed to holders of Swedish depositary receipts in Pharmacia immediately after the special meeting of Pharmacia shareholders. Former holders of Swedish depositary receipts in Pharmacia, who have their shareholdings of Pfizer registered with a bank or other nominee, shall submit a sale order in accordance with the procedure and practices of each nominee.

Q:	Will there be any special facility arranged for former holders of Swedish depositary receipts in Pharmacia who wish to sell their new Pfizer shares?

A:	No. However, all Pfizer shareholders, including former holders of Swedish depositary receipts in Pharmacia who hold their shares of Pfizer with Pfizer’s American share registrar, EquiServe, will be able to sell these shares without commission for a period through to at least the end of March, 2003. This dealing service will be offered by EquiServe and provides all Pfizer shareholders with the opportunity to trade Pfizer shares on the New York Stock Exchange at no cost.

Further information regarding EquiServe’s trading arrangements will be distributed immediately after the special meeting of Pharmacia shareholders.

Q:	Where do I turn if I have questions regarding the shares of Pfizer?

A:	A shareholder service has been set up for answering questions about Pfizer, among other issues, at phone number 020-130 12 00.

Other questions

Q:	What kind of financial information will I receive from Pfizer in case the merger is completed?

A:	Under U.S. securities laws, Pfizer is required to file annual and quarterly reports with the SEC as well as to send them to all its shareholders. These reports, which contain financial information, can be found at the SEC’s web site, www.sec.gov.

Q:	Will I still receive information in Swedish about Pfizer?

A:	Holders of Swedish depositary receipts in Pharmacia will receive most of the information regarding the merger in Swedish until the closing of the merger. Holders of Swedish depositary receipts who become Pfizer shareholders will receive information in English thereafter, to the extent and in the same way that other shareholders in Pfizer receive information.

Q:	Will the exchange of my Swedish depositary receipts in Pharmacia for shares of Pfizer be a taxable event in Sweden?

A:	No, generally not. According to an advance tax ruling from the Council for Advance Tax Rulings, capital gains taxation will not arise in the merger for holders of Swedish depositary receipts in Pharmacia that are individuals resident in Sweden, provided certain requirements are met. Instead, the tax basis for the Swedish depositary receipts in Pharmacia will be rolled-over to the Pfizer shares received. Corporate shareholders among others, can then instead request deferred capital gains tax. A sale of shares of Pfizer or fractional shares of Pfizer is, however, subject to capital gains taxation. For further information, please see Tax considerations for holders of Swedish depositary receipts in Pharmacia.

The vote

A special meeting of Pharmacia shareholders will be held on December 9, 2002, at 1 p.m. (local time) at the Hotel du Pont in Wilmington, Delaware, U.S.A. The purpose of this special meeting is:

1.	To consider and to vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2002, among Pfizer, Pilsner Acquisition Sub Corp. and Pharmacia (“the merger agreement”); and

2.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The holders of Swedish depositary receipts in Pharmacia can vote at the special meeting by submitting a signed proxy card in the enclosed reply envelope. Please note that the last day for proxy card to be received by WM-data for holders of Swedish depositary receipts in Pharmacia is 10 am (CET) on December 9, 2002. Incomplete, improperly completed, unsigned or late proxy cards may be disregarded.

         A copy of the merger agreement is included as Appendix A to the joint proxy statement. If you want to change your vote you may do so by submitting a new proxy card so that it is received before the last day proxy cards can be submitted, to Pharmacia, c/o WM-data, Box 27030, 102 51 Stockholm, Sweden. A new proxy card may be ordered from WM-data at phone number +46 8 670 72 08.

         If you do not vote, it is the same as a vote against adoption of the merger agreement.

Recommendations to the shareholders and holders of Swedish depositary receipts in Pharmacia
Pharmacia’s board of directors believes the merger is advisable, fair and in the best interests of shareholders and holders of Swedish depositary receipts and recommends that they vote FOR the proposal to adopt the merger agreement.

Shareholders and holders of Swedish depositary receipts in Pharmacia vote required
Adoption of the merger agreement requires the affirmative vote of at least a majority of the votes represented by the outstanding shares of Pharmacia common stock (including Swedish depositary receipts in Pharmacia), and Pharmacia Series B convertible perpetual preferred stock, voting together as a single class.

         If you do not vote, it is the same as a vote against the adoption of the merger agreement.

Opinions of financial advisors
In connection with the merger, the Pfizer board of directors considered the opinions of Lazard Frères & Co. LLC and of Bear, Stearns & Co. Inc., Pfizer’s financial advisors. The Pfizer board of directors received written opinions from each of Lazard and Bear Stearns as to the fairness, from a financial point of view, to Pfizer of the exchange ratio in the merger as of July 13, 2002.

         Goldman, Sachs & Co. delivered its opinion to the Pharmacia board of directors that, as of July 13, 2002, and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Pharmacia common stock.

         For copies of these opinions please see the joint proxy statement.

Information about the Pfizer shares

Receipt of shares of Pfizer
The holders of Swedish depositary receipts in Pharmacia will be entitled to receive 1.4 newly issued shares of Pfizer for each depositary receipt held. The completion of the merger is currently expected to occur by the end of 2002. However, the timing of completion depends on external factors outside Pfizer’s control.

         As a result and in connection to the merger, the Swedish depositary receipts in Pharmacia will be delisted from the Stockholmsbörsen. Pharmacia will as soon as possible announce last day for trading, delisting and delivery of Pfizer shares through a press release.

         Pfizer currently has no intention to list its shares on Stockholmsbörsen or to register its shares with VPC.

Swedish shareholders in Pfizer
The Pfizer shares are non-Swedish securities and cannot be registered in a VP account. Pfizer intends to offer two different alternatives to hold shares for new shareholders in Pfizer: (1) in a newly opened account registered with Pfizer’s American share registrar, EquiServe; or (2) in a newly opened or in an existing custodian account with a bank or other nominees. If you do not do anything and do not hold your Swedish depositary receipts in Pharmacia in a custodian account it is the intention that your shareholding will be registered with EquiServe as stated below.

Newly opened account with EquiServe
EquiServe is the holder of the Pfizer shareholder register and administers the shares of current Pfizer shareholders worldwide. Holding Pfizer shares with EquiServe is free of charge. The shares are electronic book-entry shares, in the same manner as with VPC, which means that no share certificates will be issued.

         It is Pfizer’s intention that holders of directly registered Swedish depositary receipts in Pharmacia will be able to receive Pfizer shares automatically into an account opened on their behalf with EquiServe. EquiServe has the ability to hold fractions of shares, which means that holders of Swedish depositary receipts in Pharmacia will receive the exact number of shares of Pfizer, including fractions of shares, to which they are entitled. The shares of Pfizer will be made available in the former Swedish depositary receipt holders’ newly opened accounts with EquiServe as soon as possible after the closing date. Pfizer expects this to occur within approximately 21 days of the closing. Former Swedish depositary receipt holders in Pharmacia will not be able to trade their new Pfizer shares until the new Pfizer shares are delivered into the individual accounts.

Newly opened or existing custodian account
Holders of Swedish depositary receipts in Pharmacia who do not wish to have their Pfizer shares and fractional shares registered with EquiServe should contact a bank or a nominee in sufficient time before the closing date, and instruct them to transfer their holdings of Swedish depositary receipts in Pharmacia from their VP account into a newly opened or existing custodian account. The exchange of shares will be made in accordance with the policies and practices of each nominee.

         Holders of Swedish depositary receipts in Pharmacia whose holdings already are held in the name of a bank, Aktiesparinvest or other nominee will not automatically have an account opened on their behalf with EquiServe. The newly issued shares of Pfizer will be registered on the custodian account in accordance with the policies and practices of each nominee.

Holding shares with EquiServe
For former holders of Swedish depositary receipts in Pharmacia who have become Pfizer shareholders to be able to hold Pfizer shares in EquiServe in an efficient manner, certain administrative actions will need to be taken by such holders. Pfizer intends to distribute forms and additional information about EquiServe to holders of Swedish depositary receipts in Pharmacia immediately after the special meeting of Pharmacia shareholders, requesting that such holders provide bank account information, and complete tax status forms. Once returned, this information will simplify any future receipt of dividends or proceeds from any sale of Pfizer shares.

         Holding Pfizer shares directly with EquiServe may entail certain consequences for former holders of Swedish depositary receipts in Pharmacia resident in Sweden, in respect of tax withholding and reporting. Further information will be provided after the special meeting. Please also refer to section Tax considerations for holders of Swedish depositary receipts in Pharmacia.

         A Swedish language help line will be established to answer questions about EquiServe and the share transfer process, and to provide help with completing the necessary forms. The phone number of Pfizer’s shareholder service is 020-130 12 00.

Ability to trade shares held in EquiServe
EquiServe offers directly registered Pfizer shareholders the opportunity to sell their shares at low costs. Traditionally the cost has been 15 dollars plus 6 cents per share. After the merger, it is the intention that all Pfizer shareholders holding their shares with EquiServe, including former holders of Swedish depositary receipts in Pharmacia, will be able to sell these shares without commission for a period through the end of March 2003. In the event that completion of the merger is delayed, Pfizer may extend this period. The dealing service provides shareholders with the opportunity to trade Pfizer shares on the New York Stock Exchange, by way of orders sent through a Swedish interactive telephone service, by internet or by mail. Further details on how to sell Pfizer shares registered with EquiServe will be distributed to holders of Swedish depositary receipts in Pharmacia immediately after the special meeting of Pharmacia shareholders.

         Shareholders whose holdings are registered with a bank, Aktiesparinvest or other nominee should send orders to their respective nominee in accordance with the policies and practices of each nominee.

Pfizer Shareholder Investment Program
Former holders of Swedish depositary receipts in Pharmacia who have become Pfizer shareholders holding their Pfizer shares with EquiServe will have the opportunity to enter the Pfizer Shareholder Investment Program. Designed for private investors, this program allows individuals to add to their holdings of Pfizer and reinvest dividends in Pfizer shares with no commission. Information on this program can be found in the “Investing in Pfizer” pages of the Pfizer web site at www.pfizer.com, and further details, including information in Swedish, will be distributed to holders of Swedish depositary receipts in Pharmacia immediately after the special meeting of Pharmacia shareholders together with application forms allowing them to join the Pfizer Shareholder Investment Program, and to elect to reinvest dividends received on their Pfizer shares.

Ownership of Pfizer after the merger
Pfizer may issue up to 1.804 billion shares of Pfizer common stock to Pharmacia shareholders (including holders of Swedish depositary receipts) in the merger. Immediately following completion of the merger, it is expected that there will be approximately 7.986 billion shares of Pfizer outstanding. The shares of Pfizer common stock to be issued to Pharmacia shareholders and holders of Swedish depositary receipts in Pharmacia in the merger will represent approximately 23 per cent of the outstanding Pfizer common stock after the merger on a fully diluted basis. This information is based on the number of Pfizer and Pharmacia shares and options outstanding on June 30, 2002.

Information to the new Pfizer shareholders
The shares of Pfizer will be traded on the New York Stock Exchange under the symbol “PFE”. Pfizers shares are also listed on the London, Zürich and Euronext stock exchanges. Information on Pfizer is available on its websites, www.pfizer.com and www.pfizer.se. Information on the share price performance can be found on the website of the each stock exchange, at www.nyse.com, www.londonexchange.com, www.swx.com and www.euronext.com. Pfizer does not intend to list its shares on the Stockholmsbörsen and, following the merger, Pfizer will be disseminating information about the company in English.

Capital stock
The following summary of the terms of the capital stock of Pfizer before and after the merger is not meant to be complete and is qualified by reference to Pfizer’s certificate of incorporation and Pfizer’s by-laws.

Authorized Capital Stock
Prior to Completion of the Merger. Under Pfizer’s certificate of incorporation, Pfizer’s authorized capital stock consists of nine (9) billion shares of Pfizer common stock, $.05 par value, and twelve (12) million shares of preferred stock, without par value.

         After Completion of the Merger. At the Pfizer special meeting, holders of Pfizer common stock will be asked to approve an amendment to the Pfizer certificate of incorporation increasing the authorized number of shares of common stock to twelve (12) billion and the number of shares of preferred stock to twenty seven (27) million.

Pfizer Common Stock
Pfizer Common Stock Outstanding. The outstanding shares of Pfizer common stock are, and the shares of Pfizer common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

         Voting Rights. Each holder of Pfizer common stock is entitled to one vote for each share in Pfizer common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

         Rights Upon Liquidation. In the event of liquidation, each share in Pfizer common stock is entitled to share pro rata in any distribution of Pfizer’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Pfizer preferred stock.

         Preemptive Rights. Holders of Pfizer common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

         Preferred Stock Purchase Rights. Each holder of Pfizer common stock is also the holder of one preferred stock purchase right for each share of common stock of Pfizer. Each right represents the right to purchase one thousandth of a share of Series A Junior Preferred Stock of Pfizer at a price of $275 and is exercisable upon the occurrence of certain specified events.

Pfizer Preferred Stock
Pfizer Preferred Stock Outstanding. As of the date of the accompanying joint proxy statement, no shares of Pfizer preferred stock were issued and outstanding.

         Three (3) million shares of Pfizer preferred stock have been designated Series A Junior Preferred Stock and reserved for issuance upon exercise of the rights distributed to the shareholders of Pfizer common stock pursuant to a rights agreement.

         Blank Check Preferred Stock. Under Pfizer’s certificate of incorporation, Pfizer’s board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

Pfizer shareholders’ meeting
The annual meeting of the shareholders of Pfizer shall be held on such date and at such time and place as the Pfizer board of directors may designate. The date, place and time of the annual meeting shall be stated in the notice of such meeting delivered to or mailed to shareholders. Generally, Pfizer’s annual shareholders’ meeting is held on the fourth Thursday of April. Assuming that Pfizer’s annual meeting 2003 is held on schedule, the date of the meeting will be April 24, 2003. At such annual meeting the shareholders shall elect directors, in accordance with the requirements of the certificate of incorporation, and transact such other business as may properly be brought before the meeting. Written notice of an annual meeting shall be given to each shareholder entitled to vote thereat, not less than ten nor more than sixty days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre-paid, directed to the shareholder at his or her address as it appears on the records of Pfizer.

Dividends
Ordinary dividend payment
The holders of Pfizer common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Pfizer’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Pfizer preferred stock. Dividends are paid quarterly.

As a U.S. company, Pfizer pays dividends to holders of Pfizer shares in U.S. dollars and Pfizer shareholders resident outside the United States do not receive dividends from Pfizer in their local currencies. Dividends are usually distributed by cheque or electronic transfer.

         In many countries, including Sweden, there are high costs levied by banks for receiving, holding or exchanging payments in foreign currencies. For this reason many of Pfizer’s non-U.S. shareholders choose either to reinvest their dividends directly through the Pfizer dividend reinvestment program, which forms part of the Pfizer Shareholder Investment Program, described above, or to hold their Pfizer shares through a bank or nominee.

         More information about this program will be distributed to holders of Swedish depositary receipts in Pharmacia immediately after the special meeting of Pharmacia shareholders.

Temporary dividend in Swedish kronor
In order to give former holders of Swedish depositary receipts in Pharmacia who have become Pfizer shareholders more time to make the arrangements necessary to receive dividends in U.S. dollars on the new Pfizer shares or to reinvest their dividends through the Pfizer Shareholder Investment Program, Pfizer intends to make the first two dividend payments following the closing date in Swedish kronor to those former holders of Swedish depositary receipts in Pharmacia who have not made arrangements for receiving dividends in U.S. dollars. Swedish kronor dividends will be paid by electronic transfer to those shareholders that have returned bank account information to EquiServe. In the absence of bank account information, EquiServe will distribute cheques in Swedish kronor by mail. The amount received in Swedish kronor will be paid after deduction of foreign exchange costs.

         Please also refer to the section Tax considerations for holders of Swedish depositary receipts in Pharmacia regarding deductions of U.S. withholding tax and Swedish tax on dividends. Former holders of Swedish depositary receipts in Pharmacia that have become Pfizer shareholders holding their shares with EquiServe should return the tax status form regardless of whether they receive dividends in U.S. dollars or in Swedish kronor.

Election of board of directors, executive officers and auditors
Election of Directors
The number of directors which shall constitute the whole board of directors in Pfizer shall not be less than ten, nor more than twenty-four, the exact number within said limits to be fixed from time to time solely by resolution of the board, acting by the vote of not less than a majority of the directors then in office. At the annual meeting, directors shall be elected on staggered terms in accordance with the requirements of Pfizer’s by-laws and certificate of incorporation.

         Pfizer’s by-laws provide that only those persons nominated by the board of directors or by a shareholder of record of a class of shares entitled to vote for the election of directors who complies with the notice procedures in Pfizer’s by-laws may be elected as directors. The notice procedure in Pfizer’s by-laws require shareholders to give written notice to Pfizer as follows:

         For an election to be held at an annual meeting, notice must be received:

•	not less than 60 days in advance of the meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting; or

•	not less than 90 days in advance of the meeting if the meeting is to be held on or after the anniversary of the previous year’s annual meeting.

         With respect to any other annual meeting or special meeting of the shareholders, notice must be received by the close of business on the tenth day following the date on which public announcement of the date of the meeting was first made.

         The notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC.

         Pfizer’s board of directors currently consists of sixteen directors divided into three classes, with each class elected for three-year terms whose terms expire at successive annual meetings. Six directors were elected at the annual meeting 2002 to serve for a three-year term expiring at the annual meeting in 2005.

         Prior to the completion of the merger, Pfizer shall cause Mr. Fred Hassan, Chairman and Chief Executive Officer of Pharmacia, to be appointed to the board of directors of Pfizer, and elected Vice-Chairman of the combined company, in each case, effective as of the completion of the merger.

Election of Executive Officers
The board of directors of Pfizer, at its first meeting after each annual meeting, of shareholders, shall elect at least the following officers: a Chair of the board and/or a President, one or more Vice Presidents, a Controller, a Treasurer and a Secretary. The board may also elect, appoint, or provide for the appointment of such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of Pfizer. The board of directors may fill any vacancy occurring in any office of Pfizer at any regular or special meeting.

Election of Auditors
The board of directors of Pfizer, upon the recommendation of its Audit Committee, appoints the Pfizer’s independent auditor, subject to the approval of Pfizer’s shareholders.

Changes in the Certificate of Incorporation
Pfizer’s certificate of incorporation generally may be amended by the affirmative vote of the majority of the outstanding shares; however the affirmative vote of 80% of the outstanding shares is necessary to amend certain sections of Article Seventh (related to the management and affairs of the company) and the entire Article Eighth (related to restrictions on actions and transactions by Pfizer and a related person).

         At the Pfizer special meeting, the shareholders will be asked to approve an amendment to the Pfizer certificate of incorporation increasing the authorized number of shares in the company. Approval of the amendment requires the affirmative vote of at least a majority of the outstanding shares of Pfizer common stock. The merger cannot be completed unless the shareholders approve the amendment to the certificate of incorporation.

Fiscal year
Pfizer’s fiscal year begins on the first day of January in each year and ends on December 31.

Tax considerations for holders of
Swedish depositary receipts in Pharmacia

The following is a description of certain Swedish tax consequences related to the merger between Pharmacia and Pfizer. The description is based on the laws of the Kingdom of Sweden as currently in effect1 and is applicable to holders of Swedish depositary receipts in Pharmacia who are residents of Sweden for tax purposes. The summary below is not intended to be exhaustive and does not cover tax issues in cases where securities are held as current assets in business operations or by a partnership. Special tax consequences that are not described below may arise. Holders of Swedish depositary receipts in Pharmacia should therefore consult a tax advisor as to the tax consequences relating to their particular circumstances. Holders of Swedish depositary receipts in Pharmacia not resident in Sweden, holders of US shares of Pharmacia and holders that move from Sweden after the merger is completed are especially encouraged to consult a tax advisor.

Summary
In the merger between Pharmacia and Pfizer, holders of Swedish depositary receipts in Pharmacia will be deemed to have disposed of their shares for consideration in Pfizer shares. As a general rule, the disposal will trigger capital gains taxation.

         The Council for Advance Tax Rulings has, however, confirmed that the new provisions in respect of rollover relief are applicable in the contemplated merger. Under these provisions, which are applicable for individuals who are resident in Sweden, capital gains are not taxable and capital losses not deductible in a share-for-share exchange provided certain requirements are met. The tax basis for the Swedish depositary receipts in Pharmacia will instead be rolled-over to the Pfizer received. Capital gains or capital losses will thus not be realized until the Pfizer shares are disposed of. Limited liability companies and other holders of Swedish depositary receipts in Pharmacia for which the provisions in respect of roll-over relief are not applicable may, under certain circumstances, instead request deferred taxation of capital gains.

         In order for the share-for-share exchange provisions to apply, it is necessary for Pfizer to own shares representing more than 50 per cent of the voting power of Pharmacia at the end of the calendar year in which the merger becomes effective, i.e. Pfizer may not dispose of the Pharmacia shares during the year when the merger becomes effective. Pfizer intends to hold shares in Pharmacia in such manner that this requirement will be met.

         Any sale of Pfizer shares or fractional Pfizer shares is, however, subject to capital gains taxation.

Tax consequences of the merger
The merger between Pharmacia and Pfizer will, as a general rule, trigger capital gains taxation. The Council for Advance Tax Rulings has, however, confirmed that the provisions in respect of roll-over relief are applicable in the merger. This means that no taxable capital gain or deductible capital loss will arise for holders of Swedish depositary receipts in Pharmacia that are individuals resident in Sweden. The tax basis for the Swedish depositary receipts in Pharmacia will instead automatically be rolled-over to the Pfizer shares received.2 Normally, there is thus no need for such individuals to report the merger in their tax returns. Limited liability companies and others must report the merger in their tax returns, but may instead claim deferred capital gains taxation, see below Deferred capital gains taxation.

         A capital gain or a capital loss is computed as the difference between the revenue received3, after deduction for sales costs, and the tax basis. Any deferred tax amount (in Swedish uppskovsbelopp) will normally also become taxable. The tax basis of all securities of the same class and type are added together and computed collectively under the “average method”. Holders of Swedish depositary receipts in Pharmacia that received shares in Monsanto Company in Pharmacia’s distribution of such shares should note that a portion of the original tax basis of the Swedish depositary receipts in Pharmacia entitled to the distribution will be allocated to the Monsanto Company shares received. The tax basis of the Swedish depositary receipts in Pharmacia will be reduced correspondingly. The National Tax Board intends to issue recommendations regarding the allocation of the tax basis in November. Since the shares in Pharmacia are listed, the tax basis for those shares may, as an alternative, be determined as 20 per cent of the net sale revenue in accordance with the “standard rule”.

         For individuals, capital gains are taxed in the capital income category at a rate of 30 per cent. A capital loss may be fully offset against capital gains on shares and other listed securities that are taxed as shares realized in the same year as the loss. 70 per cent of a loss in excess of such gain will be deductible from other income from capital. If a net loss should arise in the capital income category in a given year, such excess net loss may reduce the tax on income from employment and business operations as well as real estate tax. The tax reduction is granted at 30 per cent of the net loss that does not exceed SEK 100,000 and at 21 per cent for any remaining part. Excess net loss not absorbed by these tax reductions cannot be carried forward to future tax years.

[1]	In a draft bill 2002-10-17 the Government proposed adjustments in the provisions regarding roll-over relief. If the merger is consummated in 2003, these proposals, if adopted, may partly affect future disposals of the Pfizer shares received.

[2]	Each Swedish depositary receipt representing a share in the present Pharmacia was deemed to be acquired for SEK 428 (RSV S 2000:28) in the merger between Pharmacia & Upjohn and Monsanto Company in 2000. Any deferred tax amount (in Swedish uppskovsbelopp) will be rolled-over to the Pfizer shares received.

[3]	When the consideration consists of shares, the revenue is normally valued as the fair market value of the shares received at the time of disposal which in this case will be when the merger becomes effective. Recommendations of this value will be requested from the National Tax Board. Information of the recommendations from the National Tax Board will be provided in a manner Pfizer finds suitable.

Limited liability companies are taxed on all income from business operations, including capital gains, as income from business operations at a rate of 28 per cent. However, see below regarding the possibility to defer the taxation of capital gains under certain circumstances. A capital loss incurred by a corporate shareholder that holds the shares as a capital investment may be offset only against capital gains on shares and other securities that are taxed as shares. Such capital losses may, under certain circumstances, also be deductible against capital gains on such securities within the same group of companies provided the requirements for group contributions are met. Capital losses, which have not been utilized within a certain year, may be carried forward and be offset against eligible capital gains in future years without limitation in time.

Deferred capital gains taxation
Limited liability companies and other holders of Swedish depositary receipts in Pharmacia for which the provisions in respect of roll-over relief are not applicable may, provided certain requirements are met, obtain deferred capital gains taxation. Such holders of Swedish depositary receipts in Pharmacia that wish to defer the tax on the capital gain under the tax deferral provisions have to report the capital gain in their tax returns for the year of the exchange and formally request a tax deferral. If a deferral is granted, the capital gain will be determined by the tax authorities in the form of a deferred tax amount (in Swedish uppskovsbelopp). The deferred tax amount will then be allocated to the Pfizer shares received.

         If a deferral is granted, the capital gain will be taxed at the latest when the ownership of the Pfizer shares is transferred to a new owner or if the shares cease to exist. The capital gain will also become taxable if the shareholder so claims in the tax return.

Dividends
Dividends from Pfizer are generally subject to U.S. withholding tax at a rate of 30 per cent. However, under the tax treaty that

Sweden has concluded with the U.S., the tax rate is reduced to 15 per cent for portfolio investments. The treaty rate is applied only if sufficient information regarding the tax residency of the shareholder is available. Should the information not be available, U.S. withholding tax is withheld at a rate of 30 per cent and the shareholder will have to claim a refund by himself. The gross dividend is also taxable in Sweden as income from capital at a rate of 30 per cent for individuals and as income from business operations at a rate of 28 per cent for limited liability companies. For shares that are nominee-registered, an additional Swedish preliminary tax of 15 per cent will normally be withheld on payments of dividends to Swedish individuals if the US withholding tax has been withheld with 15 per cent. This will, however, not be the case for shareholders holding their Pfizer shares with EquiServe. Those shareholders will instead have to pay the Swedish tax themselves. The U.S. withholding tax at the treaty rate of 15 per cent is creditable against the Swedish tax on the dividend.

         If there is no Swedish tax on income in the same fiscal year, for instance when an individual declares a deficit in the capital income category, no foreign tax credit can be claimed that year. Instead, subject to certain limitations, the credit may be carried forward and be utilized by the shareholder in any of the three following fiscal years. Alternatively, the withholding tax may be deducted when the taxable income of the shareholder is computed. However, a tax credit of at least SEK 100 is permitted each year.

Net wealth tax
The shares of Pfizer shall be included in the taxable net wealth of the holder at 80 per cent of their quoted value at the end of the calendar year. If the merger is completed late in 2002 and no Pfizer shares have been received before year end of 2002, any claim on the Pfizer shares may be fully taxable at 100 per cent of the market value.

Further information regarding the tax consequences of owning and disposing of Pfizer shares will be provided immediately after the special meeting of Pharmacia shareholders.

Risk factors

Holders of Swedish depositary receipts in Pharmacia should carefully consider the following factors, in addition to those factors discussed in the documents that have been filed with the SEC and which have been incorporated into the accompanying joint proxy statement, and the other information in this document and the accompanying joint proxy statement, before submitting a proxy for the Pharmacia special meeting.

The value of Pfizer shares received will fluctuate
The number of shares of Pfizer common stock issued in the merger for each share of Pharmacia common stock is fixed. The market prices of Pfizer common stock and Pharmacia common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the special shareholders’ meetings of Pfizer and Pharmacia. For example, during the 12 month period ending on October 18, 2002 the most recent practical date prior to the mailing of this information brochure, Pfizer common stock traded in a range from a low of $25.13 to a high of $44.04 and ended that period at $33.49, and Pharmacia common stock traded in a range from a low of $30.49 to a high of $46.87 and ended that period at $45.30.

These variations may be the result of various factors including:

•	changes in the business, operations or prospects of Pfizer or Pharmacia;

•	governmental and/or litigation developments and/or regulatory considerations;

•	market assessments as to whether and when the merger will be consummated;

•	governmental action affecting the pharmaceutical industry generally;

•	loss of patent protection and competition from generic drugs; and

•	general market and economic conditions.

The merger may not be completed until a significant period of time has passed after the Pfizer and Pharmacia special meetings. At the time of their respective special meetings, Pfizer and Pharmacia shareholders and holders of Swedish depositary receipts in Pharmacia will not know the exact value of the Pfizer common stock that will be issued in connection with the merger.

         Shareholders of Pfizer and shareholders and holders of Swedish depositary receipts in Pharmacia are urged to obtain current market quotations for Pfizer and Pharmacia common stock.

Pharmacia and Pfizer may be unable to successfully integrate their operations and realize the full cost savings that are anticipated

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating geographically separated organizations, systems and facilities; and

•	integrating personnel with diverse business backgrounds.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

         Among the factors considered by the Pfizer and the Pharmacia boards of directors in connection with their respective approvals of the merger agreement were the opportunities for operating efficiencies that could result from the merger. The board of directors of Pharmacia and Pfizer cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

Pharmacia and Pfizer will incur significant transaction, merger-related and restructuring costs in connection with the merger

Pfizer and Pharmacia expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. The total estimate includes approximately $100 million for transaction costs and between $3.5 and $4.0 billion of restructuring and integration costs. The estimated $100 million of transaction costs are expected to be recorded as a component of the purchase price. Approximately $1 billion of the restructuring costs are expected to be included as a liability in the purchase price allocation. These amounts are preliminary estimates and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Pfizer and Pharmacia. Although Pfizer and Pharmacia expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, the boards of directors of Pharmacia and Pfizer cannot give any assurance that this net benefit will be achieved in the near term, or at all.

Due to limitations imposed by antitrust and other laws, Pfizer and Pharmacia are unable to share information necessary to complete a compound-by-compound valuation of Pharmacia’s in-process research and development. Pfizer’s current estimate of the write-off of in-process Pharmacia research and development may not be accurate Under the Hart-Scott-Rodino Anitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there are significant limitations regarding what Pfizer can learn about specific Pharmacia scientific research projects that are under way. Pfizer and Pharmacia have not been able to discuss any specifics of many of the in-process research and development projects and the range of possible outcomes. As data that would be needed to conduct a valuation of specific projects cannot be shared due to the legal constraints, and as the process will take more than three months to complete, Pfizer has not done a compound-by-compound valuation of Pharmacia’s in-process research and development. Instead, Pfizer determined the 13 billion dollar in-process research and development charge included as part of the Pro Forma Financial Data on pages II – 1 through II – 11 in the joint proxy statement and on pages 20 through 25 in this brochure was a reasonable estimate based upon what it knows about the various products within the Pharmacia pipeline indicated above and the market for such potential products, Pfizer’s general understanding of Pharmacia’s procedures, the amount of money spent on such projects to date and Pfizer’s own extensive experience with R&D activities, including the probabilities of success of compounds in various stages of completion, as well as a review of publicly available information for precedent merger and acquisition transactions in the health care industry. Although the boards of directors of Pharmacia and Pfizer believe that Pfizer’s estimate of the in-process research and development charge arising from the acquisition of the Pharmacia research portfolio is reasonable, no assurance can be given that a compound-by-compound valuation will confirm Pfizer’s estimate. If Pfizer’s estimate is lower or higher than the actual value of Pharmacia’s in-process research and development the combined company will be required to take a one time charge or addition to earnings to reflect the difference in the period in which the compound-by-compound valuation is completed. The board of directors of Pfizer and Pharmacia expect the final evaluation to be completed within six to twelve months of the completion of the merger. See Pro Forma Financial Data on pages II – 1 through II – 11 in the joint proxy statement and on pages 20 through 25 in this brochure.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger
Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission. Pfizer and Pharmacia intend to pursue all required approvals in accordance with the merger agreement. The requirement for these approvals could delay the completion of the merger for a significant period of time after Pfizer and Pharmacia shareholders have approved the proposals relating to the merger at their respective special meetings. No assurance can be given, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement.

Pfizer and Pharmacia are the subject of various legal proceedings
Pfizer and Pharmacia are involved in various patent, product liability, consumer, environmental and tax claims and litigations and additional matters that arise from time to time in the ordinary course of business. These include challenges to the coverage and/or validity of patents on products or processes and allegations of injuries caused by drugs or medical devices. In addition, Pfizer and Pharmacia are subject to national, state and local environmental laws and regulations. Pfizer and Pharmacia are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time.

The shares of Pfizer will not be listed on the Stockholmsbörsen
Pfizer currently has no intention of listing its shares on the Stockholmsbörsen. This means that the shares of Pfizer that the holders of Swedish depositary receipts in Pharmacia will receive in exchange for their depositary receipts cannot be sold on the Stockholmsbörsen and additional shares cannot be purchased on the Stockholmsbörsen.

         The costs to buy or sell foreign securities that are not listed on the Stockholmsbörsen, such as the shares of Pfizer, may be higher than the costs the holders of Swedish depositary receipts in Pharmacia incur at present when trading with their Swedish depositary receipts in Pharmacia on the Stockholmsbörsen. For further information see Information about the Pfizer shares.

Reasons for the merger

While each of Pfizer and Pharmacia has growth potential and prospects for its immediate and long-term future as a stand-alone entity, the boards of directors of Pharmacia and Pfizer believe that a combination of the two companies will create a leading global pharmaceutical company with greater diversity, breadth and financial resources that will have the opportunity to enhance shareholder value in ways that are unlikely to be achieved by Pfizer or Pharmacia alone. Specifically, the combined company would be uniquely positioned to benefit from the following:

•	Enhanced revenue potential resulting from, among other things:

-	access to late stage pipeline drugs;
-	enhanced capability to bring new products to market; and
-	increased scale.

•	Significant cost savings from among other things, increased purchasing power as a combined company.

•	Combination of operational factors, such as growth opportunities and risk reductions with respect to research and development.

•	Leadership in major therapeutic categories.

Enhanced revenue potential
The merger will combine two large and fast-growing firms in the pharmaceutical industry, which will create the opportunity for solid growth potential, improved financial returns and accelerated earnings growth. The combined company would be a larger enterprise with a broader and more diversified product line than either Pfizer or Pharmacia on a stand-alone basis, with estimated potential combined revenues of $52.8 billion in 2003.

         As competition intensifies in the industries in which Pfizer and Pharmacia participate, the boards of both companies believe that the combined company will benefit from an enhanced potential for revenue growth in the following areas and for the following reasons:

•	Pharmaceuticals. The combined company expects to have nearly $43.7 billion in prescription pharmaceutical sales in 2003. Together the two companies had eight products that they own with sales of more than $1 billion in 2001: Lipitor®, Viagra®, Norvasc®, Zoloft®, Zithromax®, Diflucan®, Neurontin® and Celebrex®[1] (which is co-promoted and co-marketed by Pfizer and Pharmacia). In addition, the combined company will promote 15 products which had sales in excess of $500 million each in 2001, including Zyrtec®, Xalatan®,

Detrol®2 /Detrol LA®[3], Camptosar® and Accupril®, and ten of those products had an aggregate annual growth of 24 per cent or more in 2001. The boards of directors of Pharmacia and Pfizer believe that the combined company’s enhanced market presence and sales penetration in key products, coupled with its increased research and development capabilities may lead to the development of new pharmaceutical products. Its enhanced capabilities to successfully bring such products to market may lead to enhanced potential for revenue growth. Most of the major products of both Pfizer and Pharmacia will continue to have patent protection well into this decade and beyond. The boards of directors of Pfizer and Pharmacia believe that these factors provide the opportunity to support the combined growth of products in both Pfizer’s and Pharmacia’s pipelines of new products, as well as organic and geographic growth of present products.

•	New products and broad and diversified product line.

The combination of Pfizer’s pipeline of new products with Pharmacia’s pipeline of new products is expected to provide the combined company with the potential for enhanced revenue growth. In June 2002, the FDA approved the injectable form of Geodon®, making it the first atypical antipsychotic medicine for schizophrenia approved in the United States for intramuscular use. In May 2002, the FDA approved Vfend® for life threatening fungal infections. In April 2002, Bextra® was launched in the United States for the relief of pain and inflammation of osteoarthritis, adult rheumatoid arthritis and primary dysmenorrhea. Also, in April 2002, Spirival® (co-promoted with Boehringer-Ingelheim) was approved by regulatory authorities in Europe as a treatment for chronic obstructive pulmonary disease. The product was launched in six countries, including Germany in June 2002. On September 30, 2002, the FDA granted marketing approval for Pharmacia’s INSPRA™ (eplerenone tablets), the first agent designed to selectively block aldosterone, for the treatment of high blood pressure.

•	Increased scale. Scale has importance in many areas, including:

- financial strength;

- research and development of new products;

- an increased presence in major international markets;

[1]	Registered in Sweden under Celebra®.

[2]	Registered in Sweden under Detrusitol®.

[3]	Registered in Sweden under Detrusitol SR®.

-	an increased ability to attract licensing partners;

-	improved marketing and sales support; and

-	distribution capabilities, as well as enhancement of existing competencies.

The boards of directors of Pharmacia and Pfizer believe the increased scale of the combined company, and the benefits in the areas mentioned above, could result in greater efficiency and an enhanced potential for revenue growth.

         While the boards of directors of Pharmacia and Pfizer expect that they will be able to realize enhanced revenues, no assurance can be given that they will actually be able to do so.

Significant cost savings
The combined company is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of duplicative facilities and functions which would exist in the combined company in the United States, through multiple organizations and systems in over thirty foreign countries, and through the benefits of leveraging our combined annual external purchases. Pfizer estimates that savings from reductions in cost of goods sold will be realized by optimization of global manufacturing, involving over 100 manufacturing sites of the two companies around the world. The combined company may also be able to leverage its marketing and sales infrastructure to support existing and new products. Savings from sales, general and administrative expenses are expected to be realized by the combination of two worldwide headquarters and multiple staff support functions in over thirty countries. In addition to the competitive advantage gained by the size of the research and development budget, the combination of the research and development programs will permit the combined company to utilize the best science, research, development capabilities and procedures of each company. Pfizer’s human pharmaceutical research and development expenditures have been growing by a compound annual growth rate of 14 per cent over the last three years. Based on the boards of directors of Pharmacia and Pfizer review of and assumptions about the operations and infrastructure of the two companies, the boards of directors of Pharmacia and Pfizer expect that the combined company will realize annual cost savings of approximately $2.5 billion by 2005. The boards of both companies expect to achieve such cost savings as follows:

•	$1.4 billion by 2003;

•	$2.2 billion by 2004; and

•	$2.5 billion by 2005.

The estimated cost savings reflect the realization of cost reduction opportunities and efficiencies through the ability to consolidate separate stand-alone operations into a single entity. While the boards of directors of Pfizer and Pharmacia expect that they will be able to realize these cost savings, no assurance can be given that they will actually be able to do so.

         The managements of both companies believe that the financial performance of the combined company will be enhanced by the potential cost savings expected from the merger.

         In connection with the review of the merger, Pfizer and Pharmacia management each prepared financial forecasts for their respective organizations on a stand-alone, pre-merger basis. These forecasts were exchanged by Pfizer and Pharmacia and were presented to, and considered by, the members of each company’s board of directors in its recommendation of the Pfizer/ Pharmacia transaction. Pharmacia and Pfizer have elected to provide individual forecasts for both Pfizer and Pharmacia because (i) the information was considered by the Boards of Directors in determining whether to enter into the merger agreement, (ii) they provide managements’ views (as of the time they were developed) of the financial prospects of each constituent company on a stand-alone basis and (iii) they clarify the Pfizer view that the earnings forecast for the combined entity is greater than the sum of the two individual companies’ forecasts. See pages 16 and 17 of this brochure for a discussion of anticipated combined adjusted earnings.

         For Pfizer, the major assumptions underlying the Pfizer unaudited financial forecasts are: (i) product launches in several major markets during this timeframe; (ii) no loss of significant revenue to generic competition as a result of expiration or loss of patent protection; (iii) no material changes to Pfizer’s U.S. pharmaceutical pricing and reimbursement practices; (iv) foreign exchange rates implicit when the forecasts were developed; (v) no material changes in the U.S. or international tax codes; and (vi) $10 billion in share repurchases are completed by the end of 2003.

         For Pharmacia, the major assumptions underlying the Pharmacia unaudited financial forecasts are: (i) product launches in several major markets during this timeframe; (ii) no loss of significant revenue to generic competition as a result of expiration or loss of patent protection; (iii) no material changes to Pharmacia’s U.S. pharmaceutical pricing and reimbursement practices; (iv) use of the foreign exchange rates prevailing at the time the forecasts were developed; and (v) no material changes in the U.S. or international tax codes.

         The financial forecasts are “forward-looking statements” and Pfizer’s and/or Pharmacia’s actual results may differ materially from those set forth in the forecasts. See the joint proxy statement section “Forward-Looking Statements” on pages I– 23 and I– 24 for a discussion of the risks you should consider in reviewing the forecasts set forth in this brochure.

PFIZER
The material portions of the financial forecasts prepared by management of Pfizer follow:

	2002	2003	2004

(Dollars in billions, except per share data)

Total Revenues	$5.1	39.0	42.9

Income, excluding the cumulative effect of change in accounting principle, certain significant items and merger-related costs(1)	$9.9	11.3	12.7

Earnings per share (EPS) excluding the cumulative effect of change in accounting principle, certain significant items and merger-related costs	$1.58	1.84	2.12

Total Revenue Growth	10%	11%	10%

Income growth excluding the cumulative effect of change in accounting principle, certain significant items and merger-related costs	18%	15%	12%

EPS growth excluding the cumulative effect of change in accounting principle, certain significant items and merger-related costs	21%	16%	15%

Pharmacia
The material portions of the financial forecasts prepared by management of Pharmacia follow:

	2002	2003	2004

(Dollars in billions, except per share data)

Total Sales	$14.2	16.0	18.2

Income excluding the cumulative effect of a change in accounting principle, extraordinary items and discontinued operations(1)	$2.0	2.3	2.6

Earnings per share (EPS) excluding the cumulative effect of a change in accounting principle, extraordinary items and discontinued operations	$1.55	1.79	2.07

EPS Growth Rate excluding the cumulative effect of a change in accounting principle, extraordinary items and discontinued operations	8.4%	15.5%	15.6%

Sales Growth Rate excluding the cumulative effect of a change in accounting principle, extraordinary items and discontinued operations	2.3%	12.9%	13.8%

(1) Income is presented here to provide additional information about the company’s operations. This item should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flow or other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States. Determination of income may vary from company to company.

These forecasts for Pfizer were prepared by the management of Pfizer in July 2002, and for Pharmacia, by the management of Pharmacia in June 2002. These forecasts were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding forecasts. None of Pfizer, Pharmacia or their respective affiliates or Pfizer’s or Pharmacia’s independent auditors assume any responsibility for the accuracy of this information. The forecasts were not prepared with the approval of the Pfizer or Pharmacia boards of directors. The forecasts are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the forecasts reflect numerous assumptions made by the managements of Pfizer and Pharmacia with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the control of Pfizer and Pharmacia. For these reasons, the inclusion of the forecasts in this document should not be regarded as an indication that Pfizer, Pharmacia, any recipient of the forecasts or their respective affiliates or representatives, considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. Actual results may be higher or lower than those estimated. Pfizer and Pharmacia do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, Pfizer and Pharmacia do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, Pfizer and Pharmacia do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Neither Pfizer’s auditors nor Pharmacia’s auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent public accountants’ reports incorporated by reference in this document relate to the respective historical financial statements of Pfizer and Pharmacia. These reports do not extend to these unaudited financial forecasts and should not be read to do so.

The tables below set forth the anticipated adjusted earnings of Pfizer, Pharmacia’s forecast, as adjusted by Pfizer with the concurrence of Pharmacia, and the anticipated adjusted earnings of the combined company. They are being set forth below because, in connection with its review of the merger, Pfizer’s management developed the information to evaluate the potential benefits of the merger based on Pharmacia’s forecast (as adjusted by Pfizer with the concurrence of Pharmacia). Adjusted earnings is equal to forecasted GAAP net income or loss, excluding discontinued operations, extraordinary items, plus the cumulative effect of a change in accounting principle, plus certain significant items, plus charges related to purchase price allocations on assets (including write-off of in-process research and development, amortization of identifiable intangibles and charges related to write-up of assets to fair market value) plus merger-related costs (including integration expenses and restructuring charges). The major assumptions underlying the anticipated combined adjusted earnings set forth below are:

(1)  product launches in several major markets during this timeframe; (2) no loss of significant revenue to generic competition as a result of expiration or loss of patent protection; (3) no material changes to Pfizer’s and Pharmacia’s U.S. pharmaceutical pricing and reimbursement practices; (4) estimates for Pfizer and Pharmacia are based on current accounting principles and business practices of each company which existed prior to the merger; harmonization of accounting principles and business practices after the merger may result in changes to the projected results; (5) foreign exchange rates implicit when the forecasts were developed; (6) merger-related cost savings of $1.4 billion and $2.2 billion are realized in 2003 and 2004, respectively; (7) no material changes in the U.S. or international tax codes; and (8) $16 billion in share repurchases are completed by the end of 2003. See the accompanying joint proxy statement under the section “Forward-Looking Statements” on pages I-23 and 1-24 for a discussion of the factors that may impact the anticipated results in the following table:

			After tax cost savings less
			incremental interest on
			additional borrowings
	Pfizer adjusted	Pharmacia forecast	for share buyback	Combined adjusted
	earnings (3)	as adjusted by Pfizer (3)	and restructuring costs	earnings (4)

In billions except per share amounts

Estimated 2002 * (without cost savings)	$9.9	2.0	—	11.9

Estimated 2003 (without cost savings)	$11.3	2.3	—	13.6

Estimated 2003 (with cost savings)	$11.3	2.3	0.8 (1)	14.4

Estimated 2004 (without cost savings)	$12.7	2.7	—	15.4

Estimated 2004 (with cost savings)	$12.7	2.7	1.3 (2)	16.7

Estimated Diluted EPS 2003 (with cost savings)				$1.84

Estimated Diluted EPS 2004 (with cost savings)				$2.18

*	Assumes the merger had occurred on January 1, 2002.

(1)	Based upon estimated cost savings of $1.4 billion less incremental interest on additional borrowings for share buy-back and restructuring costs expected to be realized in 2003 ($0.8 billion after tax).

(2)	Based upon estimated cost savings of $2.2 billion less incremental interest on additional borrowings for share buy-back and restructuring costs expected to be realized in 2004 ($1.3 billion after tax).

(3)	Adjusted earnings and Pharmacia forecast, as adjusted by Pfizer with the concurrence of Pharmacia, are presented here to provide additional information to shareholders. These items should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flow or other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America. Determination of adjusted earnings and management forecasts may vary from company to company.

(4)	Forecasted GAAP net income reconciled to combined adjusted earnings is as follows in the table on the next page:

	Combined 2002	Combined 2003	Combined 2004

In billions

Forecasted GAAP net loss/net income	$(5.8)	$10.5	$13.1

+ Discontinued operations — Monsanto (net of tax)	1.0

- Extraordinary item — gain on sale of investment (net of tax)	(0.6)

+ Cumulative effect of change in accounting principle (net of tax)	1.9

+ Certain significant items (net of tax):

Merger-related costs in connection with the Warner-Lambert merger	0.3	0.1

Gain on transfer of Ambien to Sanofi-Synthelabo	(0.4)

+ Effect of purchase price allocations on assets (net of tax):

Write-off of in-process research and development	13.0

Amortization of identifiable intangibles	1.5	1.5	1.5

Write-up of assets to fair market value	1.0

+ Merger-related costs in connection with Pharmacia merger (net of tax):

Integration expenses	—	0.7	0.4

Restructuring charges	—	0.8	0.4

Combined adjusted earnings without cost savings (net of tax)	$11.9	13.6	15.4

Cost savings less incremental interest on additional borrowings for share buy-back and restructuring costs (net of tax)		0.8	1.3

Combined adjusted earnings with cost savings (net of tax)		$14.4	$16.7

None of the financial information set forth in the tables above or in the notes thereto was prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of Pfizer, Pharmacia or their respective affiliates or Pfizer’s or Pharmacia’s independent auditors assume any responsibility for the accuracy of this information. The financial information was not prepared with the approval of the Pfizer or Pharmacia boards of directors. The financial information is subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the financial information reflects numerous assumptions made by the managements of Pfizer and Pharmacia with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the control of Pfizer and Pharmacia. For these reasons, the inclusion of the financial information in this document should not be regarded as an indication that Pfizer, Pharmacia, or their respective affiliates or representatives, considered or consider the financial information to be a reliable prediction of future events, and the financial information should not be relied upon as such. Actual results may be higher or lower than those estimated. Pfizer and Pharmacia do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, Pfizer and Pharmacia do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, Pfizer and Pharmacia do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Pfizer’s auditors nor Pharmacia’s auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to this financial information, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent public accountants’ reports incorporated by reference in the accompanying joint proxy statement relate to the historical financial statements of Pfizer and Pharmacia. These reports do not extend to these unaudited financial forecasts and should not be read to do so.

Combination of operational factors
The boards of directors of Pfizer and Pharmacia expect the merger to provide for significant opportunities in sales and marketing and in research and development, including new opportunities for innovation in supporting existing products and bringing new products to market. With the enhanced marketing and manufacturing platform provided by the merger, the boards of directors of Pfizer and Pharmacia expect the combined company to be poised for solid future growth. The research and development resources of the combined company are expected to provide new opportunities for innovation and discovery. The research and development budget of the combined company is expected to be over $7 billion in 2003. While the boards of directors of Pharmacia and Pfizer expect that the combination of their complementary technology platforms will result in new opportunities for innovation in supporting existing products and bringing new products to market, no assurance can be given that they will be able to do so.

Leadership in major therapeutic categories
The combined company will have major products in the following major therapeutic categories:

•	Cardiovascular, with such products as Norvasc®, Accupril® and Cardura®;

•	Lipid lowering, with the product Lipitor®;

•	Diabetes, with the product Glucotrol XL®;

•	Central Nervous System, with such products as Zoloft®, Aricept®, Neurontin®, Mirapex® and Xanax®[1];

•	Arthritis/Joint Diseases, with such products as Celebrex®[2], Bextra® and Dynastat®;

•	Infectious Diseases, with such products as Zithromax®, Diflucan®, Zyvox®[3] and Viracept®;

•	Men’s and Women’s Health, with such products as Viagra®, Loestrin®, Estrostep®, femhrt® and Detrol LA®[4];

•	Cancer care, with the products Camptosar®[5] and Ellence®[6];

•	Eye care, with the products Xalatan® and Xalacom®[7];

•	Endocrine disorders, with the product Genotropin®; and

•	Allergies, with the product Zyrtec®.

[1]	Registered in Sweden under Xanor®.

[2]	Registered in Sweden under Celebra®.

[3]	Registered in Sweden under Zyvoxid®.

[4]	Registered in Sweden under Detrusitol®.

[5]	Camptosar is a registered trademark of Yakult Honsha Co., Ltd.

[6]	Registered in Sweden under Farmorubicin®.

[7]	Registered in Sweden under Xalcom®.

Completion of the merger

The merger
Exchange ratio
If the merger is completed, holders of Swedish depositary receipts in Pharmacia will receive 1.4 newly issued Pfizer shares for each Swedish depositary receipt in Pharmacia.

Timing of the merger
Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties.

         As soon as practicable after the satisfaction or waiver of the conditions to the merger, Pfizer and Pharmacia will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed or at such later time as Pfizer and Pharmacia agree and specify in the certificate of merger. The merger is currently expected to be completed by the end of 2002.

Conditions to the completion of the merger
Pfizer’s and Pharmacia’s respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the adoption of the merger agreement by the Pharmacia shareholders (including holders of Swedish depositary receipt in Pharmacia), and the approval of the issuance of shares of Pfizer common stock in the merger and amendment to the Pfizer certificate of incorporation by Pfizer shareholders;

•	the absence of any law, order or injunction prohibiting completion of the merger in the United States or European Union;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the approval of the merger by the European Commission;

•	the approval for listing by the New York Stock Exchange of the Pfizer stock to be issued in the merger, subject to official notice of issuance;

•	the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole;

•	the SEC having declared effective the Pfizer registration statement, of which the joint proxy statement forms a part; and

•	the receipt of all securities and blue sky permits and approvals necessary to consummate the transaction.

In addition, each of Pfizer’s and Pharmacia’s respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•	the representations and warranties of the other company contained in the merger agreement which are qualified as to material adverse effect, being true and correct as of the date of the agreement and as of the closing date of the merger, except to the extent that such representation or warranty speaks as of another date;

•	the representations and warranties of the other company which are not qualified as to material adverse effect being true and correct except where the failure to be true or correct, individually or in the aggregate, would not have a material adverse effect on the other party, as of the date of the agreement and as of the closing date of the merger as if they were made on that date, except to the extent that such representation or warranty speaks as of another date;

•	the other party having performed or complied with all agreements or covenants required to be performed by it under the agreement which are qualified as to material adverse effect and the other party having performed or complied in all material respects with all other material agreements or covenants required to be performed by it under the agreement, in each case, at or prior to the closing date;

•	the receipt of an opinion of each company’s legal counsel to the effect that the merger will qualify as a “reorganization” under the U.S. Internal Revenue Code;

•	Pfizer having received a tax certificate when the Monsanto Company spin-off occurred, as set forth in the merger agreement;

•	no event having occurred which would trigger a distribution under the other company’s shareholder rights plan;

•	the other party and its respective subsidiaries not having suffered from any change that would reasonably be expected to have a material adverse effect on such party; and

•	the Monsanto Company spin-off having occurred (provided, however, Pharmacia, shall not be entitled to assert this condition to closing if it shall not have distributed its interest in the Monsanto Company to its common shareholders).

Pro Forma Financial Data
Pfizer and Pharmacia Unaudited Pro Forma
Condensed Combined Financial Statements

The Unaudited Pro Forma Condensed Combined Statements of Income combine the historical consolidated statements of income of Pfizer and Pharmacia, giving effect to the merger as if it had occurred on January 1 of each period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Pfizer and the historical consolidated balance sheet of Pharmacia, giving effect to the merger as if it had been consummated on June 30, 2002. The boards of directors of Pfizer and Pharmacia have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

-	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

-	separate historical unaudited financial statements of Pfizer as of and for the six months ended June 30, 2002 included in Pfizer’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2002, which is incorporated by reference into the accompanying joint proxy statement;

-	separate historical financial statements of Pfizer as of and for the year ended December 31, 2001 included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into the accompanying joint proxy statement;

-	separate historical unaudited financial statements of Pharmacia as of and for the six months ended June 30, 2002 included in Pharmacia’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2002, which is incorporated by reference into the accompanying joint proxy statement; and

-	separate historical financial statements of Pharmacia as of and for the year ended December 31, 2001 included in Pharmacia’s Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into the accompanying joint proxy statement.

The boards of directors of Pfizer and Pharmacia present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The boards of directors of Pfizer and Pharmacia prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Pfizer treated as the acquiror. Accordingly, Pfizer’s cost to acquire Pharmacia will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year ended December 31, 2001

		Pharmacia	Pro Forma		Pro Forma
	Pfizer Inc.	Corporation	Adjustments		Combined

(In millions, except per share data)

Revenues	$31,982	13,837	(1,212	)(a)	44,607

Costs and expenses:

Cost of sales	5,034	2,949	(21	)(a)	7,962

Selling, informational and administrative expenses	11,022	6,034	(1,166	)(a)	15,890

Research and development expenses	4,847	2,263	24	(a)	7,134

Merger-related costs	839	673	—		1,512

Other (income)/deductions (net)	(89)	331	1,985	(a),(b),(c)	2,227

Income from continuing operations before provision for taxes on income and minority interests	10,329	1,587	(2,034)		9,882

Provision for taxes	2,561	296	(639	)(d)	2,218

Minority interests	16	—	—		16

Income from continuing operations	7,752	1,291	(1,395)		7,648

Less preferred stock dividends (net of tax)	—	13	—		13

Income from continuing operations available to common shareholders	$7,752	1,278	(1,395)		7,635

Income from continuing operations per common share — basic	$1.25	0.98			0.95

Income from continuing operations per common share — diluted	$1.22	0.97			0.93

Weighted average shares used to calculate earnings per common share amounts:

Basic	6,239	1,298	519		8,056

Diluted	6,361	1,322	529		8,212

Cash dividends paid per common share	$.44	0.51

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2002

		Pharmacia	Pro Forma		Pro Forma
	Pfizer Inc.	Corporation	Adjustments		Combined

(In millions, except per share data)

Revenues	$16,452	6,680	(604	)(a)	22,528

Costs and expenses:

Cost of sales	2,403	1,476	8	(a)	3,887

Selling, informational and administrative expenses	5,812	2,985	(618	)(a)	8,179

Research and development expenses	2,458	1,166	14	(a)	3,638

Merger-related costs	275	31	—		306

Other (income)/deductions (net)	(129)	(748)	1,110	(a)(b)(c)	233

Income from continuing operations before provision for taxes on income and minority interests	5,633	1,770	(1,118)		6,285

Provision for taxes	1,302	495	(337	)(d)	1,460

Minority interests	1	—	—		1

Income from continuing operations	4,330	1,275	(781)		4,824

Less preferred stock dividends net of tax	—	6	—		6

Income from continuing operations available to common shareholders	$4,330	1,269	(781)		4,818

Income from continuing operations per common share — basic	$.70	0.98			0.60

Income from continuing operations per common share — diluted	$.69	0.97			0.59

Weighted average shares used to calculate earnings per common share amounts:

Basic	6,195	1,294	518		8,007

Diluted	6,291	1,314	526		8,131

Cash dividends paid per common share	$.26	0.27

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2002

		Pharmacia	Pro Forma		Pro Forma
	Pfizer Inc.	Corporation	Adjustments		Combined

(In millions)

ASSETS

Current assets

Cash and cash equivalents	$1,196	1,645	—		2,841

Short-term investments	10,140	621	—		10,761

Accounts receivable, less allowance for doubtful accounts	6,273	2,753	(337	)(a)	8,689

Short-term loans	274	213	—		487

Inventories	2,805	1,929	980	(a)(c)	5,714

Prepaid expenses and taxes	1,698	1,948	(67	)(a)	3,579

Total current assets	22,386	9,109	576		32,071

Long-term loans and investments	5,118	206	—		5,324

Property, plant and equipment, less accumulated depreciation	10,784	5,159	200	(c)	16,143

Goodwill	1,288	1,116	17,380	(b)(c)	19,784

Other assets, deferred taxes and deferred charges	2,992	1,984	25,809	(a)(b)(c)	30,785

Net assets of discontinued operations	—	4,717	(4,717	)(e)	—

Total assets	$42,568	22,291	39,248		104,107

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities

Short-term borrowings, including current portion of long-term debt	$8,366	559	—		8,925

Accounts payable	1,524	847	—		2,371

Dividends payable	813	178	—		991

Income taxes payable	1,557	1,130	—		2,687

Accrued compensation and related items	916	414	—		1,330

Other current liabilities	3,141	1,998	(304	)(a)(c)	4,835

Total current liabilities	16,317	5,126	(304)		21,139

Long-term debt	3,072	2,642	—		5,714

Postretirement benefit obligation other than pension plans	610	400	700	(c)	1,710

Deferred taxes on income	355	154	7,942	(a)(d)	8,451

Other noncurrent liabilities	3,384	1,817	630	(a)(c)	5,831

Total liabilities	23,738	10,139	8,968		42,845

Shareholders’ Equity

Preferred stock	—	254	—		254

Common stock	340	2,970	(2,870	)(f)	440

Additional paid-in capital	9,048	3,585	51,397	(f)	64,030

Retained earnings	26,742	11,703	(24,607	)(a)(f)	13,838

ESOP-related accounts	—	(242)	242	(f)	—

Accumulated other comprehensive expense	(1,956)	(2,788)	2,788	(f)	(1,956)

Employee benefit trusts	(2,029)	—	—		(2,029)

Treasury stock, at cost	(13,315)	(3,330)	3,330	(f)	(13,315)

Total shareholders’ equity	18,830	12,152	30,280		61,262

Total liabilities and shareholders’ equity	$42,568	22,291	39,248		104,107

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to unaudited pro forma condensed combined financial statements
1. Description of transaction and basis of presentation
The merger agreement provides that each outstanding share of Pharmacia common stock will be exchanged for 1.4 shares of Pfizer common stock in a tax-free transaction. Pfizer will not issue fractional shares in the merger1. As a result, the total number of shares of Pfizer common stock that each Pharmacia shareholder will receive in the merger will be rounded down to the nearest whole number, and each Pharmacia shareholder will receive a cash payment for the remaining fraction of a shares of Pfizer common stock that he or she would otherwise receive, if any, based on the market value of Pfizer common stock at the close of business at the date the merger became effective. Each share of Pharmacia Series C convertible perpetual preferred stock will be exchanged for a newly created class of Pfizer Series A convertible perpetual preferred stock with rights substantially similar to the rights of the Pharmacia Series C convertible perpetual preferred stock. The merger is expected to be completed by the end of 2002. The merger will be accounted for as a purchase by Pfizer under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Pharmacia will be recorded as of the acquisition date, at their respective fair values, and added to those of Pfizer. The reported financial condition and results of operations of Pfizer after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Pharmacia. The merger is subject to customary closing conditions, including regulatory approvals, as well as approval by Pfizer and Pharmacia shareholders of certain merger-related proposals.

       One of the conditions of the merger agreement is that Pharmacia complete the distribution of its holding of Monsanto Company common stock to holders of Pharmacia common stock. The pro forma balance sheet as of June 30, 2002 assumes that the remaining outstanding shares of Monsanto Company held by Pharmacia were distributed to the Pharmacia shareholders in a tax-free spin-off transaction prior to June 30, 2002 (the assumed acquisition date for the pro forma balance sheet).

2.     Purchase price

The following is a preliminary estimate of the purchase price for Pharmacia:

Number of shares of Pharmacia common stock outstanding as of June 30, 2002 (in thousands)	1,288,617

Exchange ratio	1.4

	1,804,064

Multiplied by Pfizer’s average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger agreement	$29.81	$53,779 million

Number of shares of Pharmacia Series B preferred stock which will, prior to the merger, be exchanged for substantially similar Pharmacia Series C preferred stock, outstanding and convertible into common stock as of June 30, 2002	6,305.195

Conversion feature	1,839.19

Number of shares of Pharmacia common stock issuable upon conversion (in thousands)	11,596.452

Exchange ratio	1.4

	16,235.033

Multiplied by Pfizer’s average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger agreement	$29.81	484 million

Estimated fair value of Pharmacia stock options outstanding as of June 30, 2002 expected to be exchanged for Pfizer stock options, calculated using the Black-Scholes option pricing model, modified for dividends, with model assumptions estimated as of June 30, 2002, and Pfizer’s stock price of $29.81, which represented the average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger agreement
		1,073 million

Estimated transaction costs		100 million

Estimated purchase price		$55,436 million

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Estimated purchase price:

($ in millions)

Book value of net assets acquired		$12,152

Adjusted for:	Monsanto spin-off	4,717

	Write-off of existing goodwill and other intangible assets	2,075

Adjusted book value of net assets acquired		$5,360

Remaining allocation:

	Increase inventory to fair value	1,000

	Increase property plant and equipment to fair value	200

	In-process research and development charge	13,000

	Identifiable intangible assets at fair value (1)	27,000

	Increase benefit plan liabilities to fair value	(700)

	Restructuring costs (2)	(1,000)

	Deferred taxes on income	(7,920)
	Goodwill	18,496
	Estimated purchase price	$55,436

(1)	Included in Other assets, deferred taxes and deferred charges. A preliminary list of the acquired identifiable intangible assets is as follows:

•	Completed technology

•	Core technology including patents

•	Trademark/Brand names

•	Customer lists/relationships

•	Licensing agreements

•	Co-marketing agreements

•	Operating lease contracts

•	Real property agreements

•	Distribution agreements

•	Supply agreements

The boards of directors of Pharmacia and Pfizer estimate that substantially all of the acquired identifiable intangible assets will be attributable to the following categories.

($ in millions)
Brand names	11,000

Core technology including patents	15,500

Other	500

27,000

The boards of directors of Pharmacia and Pfizer recognize that if the final valuation, which is expected to be completed within six to twelve months from the completion of the merger, derives different amounts from the boards of directors of Pharmacia and Pfizer $ 27 billion estimate, the boards of directors of Pharmacia and Pfizer will adjust these expected identifiable intangible amounts to those amounts.

(2)  Included in Other noncurrent liabilities.

1 Holders of Swedish depositary receipts in Pharmacia are entitled to fractional shares of Pfizer.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the goodwill and the acquired indefinite-lived intangibles associated with the merger will not be amortized.

         As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method” (“FIN 4”), the purchase price allocated to in-process research and development will be immediately expensed.

         The boards of directors of Pharmacia and Pfizer do not have sufficient information at this time to provide specifics with regard to individual products, valuation methods and appraisal methods. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there are significant limitations regarding what Pfizer can learn about specific Pharmacia scientific projects that are underway. Pfizer and Pharmacia have not been able to discuss any specifics of many of the in-process research and development projects and the range of possible outcomes.

         A valuation performed using the guidance in Statement of Financial Accounting Standards (SFAS) No. 141,“Business Combinations” and the AICPA Practice Aid “Assets Acquired in a Business Combination to Be Used In Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries” would recommend the fair value be determined using the income approach on a project by project basis utilizing the following information: a forecast of the estimated future net cash flows expected and then discontinuing these estimated future net cash flows to their present value using an appropriate discount rate that reflects the stage of completion (risk) of the project. This risk adjustment would reflect the probability of success of each project based upon the nature of the product, the scientific data associated with the technology, the current patent situation and the stage of completion of the project. The forecast of future cash flows would require the following assumptions to be made:

•	Revenue that is likely to result from both specific in-process research and development projects and research and development projects not yet commenced, including estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year over year growth rates over the product life cycles.

•	Cost of sales related to the potential products using historical data, industry data or other sources of market data.

•	Sales and marketing expense using historical financial data of the acquired company, industry data or other market data.

•	General and administrative expense

•	R&D expense

         As data that would be needed to conduct a valuation as described above of specifics projects cannot be shared due to legal constraints, and as the process will take more than three months to complete, Pfizer has not done a compound-by-compound valuation of Pharmacia’s in-process research and development. Pharmacia has approximately 100 projects in various stages of clinical development with 12 projects in Phase II and Phase III development. The more significant projects include the development of epleronone (for heart failure), sumanirole (for Parkinson’s Disease), roflumilast (for asthma and chronic obstructive pulmonary disease), Xalcom™ (for glaucoma) and Somavert® (for acromegaly). Instead, Pfizer determined the 13 billion dollar in-process research and development charge included as part of the Pro Forma Financial Data was a reasonable estimate based upon what it knows about the various products within the Pharmacia pipeline indicated above and the market for such potential products, Pfizer’s general understanding of Pharmacia’s procedures, the amount of money spent on such projects to date and Pfizer’s own extensive experience with R&D activities, including the probabilities of success of compounds in various stages of completion, as well as a review of publicly available information for precedent merger and acquisition transactions in the health care industry.

         Although the boards of directors of Pharmacia and Pfizer believe that Pfizer’s estimate of the in-process research and development charge arising from the acquisition of the Pharmacia research portfolio is reasonable, no assurance can be given that a compound-by-compound valuation in accordance with SFAS No. 141 based upon the above cited factors will confirm Pfizer’s estimate. If the actual valuation, which is expected to be completed within six to twelve months from the completion of the merger derives a different amount from the $13 billion estimate, Pfizer will adjust the expected write-off to that amount. The expected write-off and related disclosures will be included in the combined company’s periodic filings with the SEC.

3. Accounting policies and financial statement classifications

         Upon completion of the merger, Pfizer and Pharmacia will review their accounting policies and financial statement classifications. As a result of that review, it may become necessary to make certain reclassifications to the combined company’s financial statements to conform to those accounting policies and classifications that are determined to be more appropriate.

4. Intercompany transactions

Transactions between Pfizer and Pharmacia are primarily limited to the Celebrex®2 and Bextra® marketing agreements. Upon completion of the merger, transactions that occurred in connection with these arrangements would be considered intercompany transactions. All significant balances and transactions related to these arrangements have been eliminated from the Unaudited Pro Forma Condensed Combined Financial Statements.

5. Pro Forma adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:
(a) To eliminate balances and transactions between Pfizer and Pharmacia which, upon completion of the merger, would be considered intercompany balances and transactions. The majority of these transactions occurred under the Celebrex®1 and Bextra® marketing agreements.

	12 months 2001	6 months 2002

($ in millions)

Revenues	$(1,212)	$(604)

Cost of sales	(21)	8

Selling, informational and administrative expenses	(1,166)	(618)

Research and development expenses	24	14

Other (income)/deductions-net (milestones)	(125)	5

June 30, 2002

($ in millions)

Accounts receivable, less allowance for doubtful accounts	$(337)

Inventories	(20)

Prepaid expenses and taxes	(67)

Other assets, deferred taxes and deferred charges (marketing rights)	(232)

Other current liabilities	(404)

Deferred taxes on income	22

Other noncurrent liabilities (deferred revenue)	(370)

Retained earnings	96

The entries include:

•	the elimination of certain sales, alliance revenue and certain co-promotion expenses;

•	the elimination of the impact of milestone payments made by Pfizer to Pharmacia;

•	the elimination of receivable and payable balances; and

•	the elimination of profit in inventory.

(b)	To eliminate acquired goodwill ($1,116 million) and acquired intangible assets ($959 million included in historical “Other assets, deferred taxes and deferred charges”). Also to eliminate amortization expense recorded by Pharmacia related to goodwill recorded on previous acquisitions and other intangible assets of approximately $160 million in 2001 and $30 million in the first six months of 2002.

(c)	To record:

•	the allocation of the estimated purchase price to reflect the difference between the book value and the fair value of net assets acquired. Also, to record accrual of estimated transaction costs ($100 million). See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements.

•	amortization expense related to the estimated value of identifiable intangible assets from the purchase price allocation, which are being amortized over their estimated useful lives of 12 years, of approximately $2,250 million in 2001 and $1,125 million in the first six months of 2002;

•	additional depreciation expense related to the estimated fair value step up of the property, plant and equipment from the purchase price allocation, which is being depreciated over its estimated useful life of 10 years, of approximately $20 million in 2001 and $10 million in the first six months of 2002; and

[1]	Registered in Sweden under Celebra®.

(d)	To adjust income taxes for pro forma adjustments.

(e)	To reflect Pharmacia’s distribution of its holding in Monsanto Company to the holders of Pharmacia common stock. This distribution resulted in a decrease to retained earnings. See also Note 1 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(f)	To adjust shareholder’s equity for the following:

Preferred stock (net change zero)

•	To remove the historical (par value) balance of Pharmacia ($254 million decrease)

•	To record the estimated par value of the shares to be issued by Pfizer to effect the combination ($254 million increase)

Common stock ($2,870 million net decrease)

•	To remove the historical (par value) balance of Pharmacia ($2,970 million decrease)

•	To record the estimated par value of the shares to be issued by Pfizer to effect the combination ($100 million increase)

Additional paid-in capital ($51,397 million net increase)

•	To remove the historical balance of Pharmacia ($3,585 million decrease)

•	To record the purchase price of Pharmacia ($55,436 million) net of the amounts allocated to the par values of the Preferred Stock and Common Stock ($354 million) and transaction costs ($100 million). (Net impact of $54,982 million increase)

Retained earnings ($24,607 million net decrease)

•	To record the spin-off of Monsanto ($4,717 million reduction)

•	To remove the historical balance of Pharmacia (as adjusted for Monsanto spin-off ) ($6,986 million decrease)

•	To record the elimination of transactions between Pfizer and Pharmacia

—(see pro forma adjustments (a) — ($96 million increase)

•	To record the estimated write-off of in-process research and development, as required by FIN 4 ($13,000 million decrease). See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements.

ESOP — Related Accounts ($242 million decrease)

•	To remove the historical balance of Pharmacia ($242 million decrease)

Accumulated other comprehensive income ($2,788 million increase)

•	To remove the historical balance of Pharmacia ($2,788 million increase)

Treasury stock at cost ($3,330 million increase)

•	To remove the historical balance of Pharmacia ($3,330 million increase)

         The pro forma condensed combined financial statements do not reflect the approximately $1.1 billion impairment charge that Pharmacia will record in connection with Pharmacia’s distribution of its holding in Monsanto Company to the holders of Pharmacia common stock. This impairment charge is directly attributable to Pharmacia’s distribution of its holding in Monsanto Company to the holders of Pharmacia common stock, which occurred in August 2002 and not to the proposed merger of Pfizer and Pharmacia. The impairment charge will be included in Pharmacia’s historical income statement for the third quarter of 2002, before the proposed merger of Pfizer and Pharmacia is completed, and will, therefore, not be reflected in the combined company’s income statement. The pro forma condensed combined financial statements do not present a combined dividend per share amount. Pfizer’s current quarterly dividend is $.13 ($.52 per share annualized) and is subject to future lawful approval and declaration by Pfizer’s board of directors. Pharmacia’s current quarterly dividend is $.135 ($.54 per share annualized) and is subject to future lawful approval and declaration by Pharmacia’s board of directors. The dividend policy of the combined company will be determined by its board of directors following the merger.

         Certain restructuring and integration charges may be recorded subsequent to the merger that, under purchase accounting, will not be treated as part of the Pharmacia purchase price. These costs, estimated to range between $2.5 and $3.0 billion, have not been reflected in these unaudited pro forma condensed income statements because they are not expected to have a continuing impact on the combined results.

         The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined basic and diluted weighted average shares of Pfizer and Pharmacia. The historical basic and diluted weighted average shares of Pharmacia were converted at the exchange ratio of 1.4 shares of Pfizer common stock for each Pharmacia common stock equivalent.

         The pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $2.5 billion by 2005. These savings are expected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the combined annual external purchases. Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

6. Forward-looking statements

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Pfizer nor Pharmacia undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Forward-Looking Statements” on pages I-23 and I-24 of the accompanying joint proxy statement.

Pfizer in brief

Pfizer is a research based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world’s best-known consumer products. Pfizer operates in two business segments: pharmaceutical and consumer products.

Pharmaceutical Segment
The pharmaceutical business segment includes Pfizer’s Human Pharmaceuticals and Animal Health businesses, as well as Capsugel, a capsule manufacturing business. Principal products of the Pfizer Human Pharmaceutical Group include cardiovascular products Norvasc®, Cardura® and Accupril®/Accuretic®, the lipid-lowering agent Lipitor®, infectious diseases products Zithromax®, Diflucan® and Viracept®, central nervous system disorder products Zoloft®, Neurontin®, Geodon® and Aricept®, co-promoted with Eisai Co., Ltd., Viagra® for erectile dysfunction, Glucotrol XL® for diabetes, Zyrtec® for allergies and Celebrex®1 and Bextra® for arthritis symptom relief, co-marketed and co-promoted with Pharmacia. Pfizer’s Animal Health Group develops, manufactures and sells products for the prevention and treatment of diseases in livestock and companion animals. Animal health products include Revolution®, an antiparasitic for cats and dogs, Rimadyl®, an anti-arthritic for dogs, and for livestock, Dectomax®, an antiparasitic, and RespiSure®/Stellamune®, a swine vaccine.

Consumer Products Segment
Pfizer’s Consumer Products segment includes its consumer healthcare, confectionery, shaving and fish products businesses.

         Pfizer’s Consumer Healthcare Division’s products include Listerine® mouthwash, Listerine PocketPaks® oral care strips, Benadryl® antihistamine for allergies, Sudafed® for sinus congestion, Zantac 75® for prevention and relief of heartburn, Rolaids® antacid tablets, Actifed® for relief of cough, cold and flu, Benylin® cough products, Sinutab® for sinus pain relief, Efferdent® denture cleaner, Neosporin® antibiotic ointment, e.p.t.® home pregnancy tests, Visine® eye care, BenGay® topical analgesic, Cortizone® hydrocortisone skin cream, Lubriderm® skin care lotions, Unisom® sleep aids and Desitin® ointments for treatment of diaper rash.

         Pfizer’s Confectionery Division markets a broad range of leading products, including Halls® cough drops, Trident® sugarless gums, Bubbaloo®, Bubblicious®, Chiclets® and Freshen-Up® gums, and Dentyne®, Dentyne Ice®, Certs®, Clorets® and Max Air® breath-freshening gums and mints.

         Pfizer’s Shaving Products business consists of Schick® and Wilkinson Sword® razors and blades and a range of manicure and toiletry products.

         The consumer healthcare products segment also manufactures and sells products for fish, reptiles and other small pets under the TETRA® trademark.

         During 2002, Pfizer announced that it is exploring strategic options for the confectionery business, the shaving products business and the Tetra aquarium and pond supplies business, including possible sale.

Selected historical financial information
The board of directors of Pfizer is providing the following financial information to assist you in your analysis of the financial aspects of the merger. The board of directors of Pfizer derived the annual Pfizer historical information from the consolidated financial statements of Pfizer as of and for each of the years ended December 31, 1997 through 2001. The data as of and for the six months ended June 30, 2002 has been derived from interim financial statements of Pfizer and which in the opinion of the Pfizer’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information is only a summary and should be read in conjunction with Pfizer’s historical consolidated financial statements and related notes contained in the Pfizer annual report on Form 10-K for the year ended December 31, 2001 and quarterly reports on Form 10-Q for the quarter ended June 30, 2002, which have been incorporated by reference in the accompanying joint proxy statement, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” on page V-3 of the accompanying joint proxy statement for information on where you can obtain copies of this information. The historical results included below and elsewhere in this document are not indicative of the future performance of Pfizer or the combined company.

[1]	Registered in Sweden under Celebra®.

Pfizer selected historical financial information

	As of and for the

	Six months ended		Year ended December 31

	June 30	July 1
	2002	2001	2001	2000	1999	1998	1997

(In millions, except per share data )

Revenues[1]	$16,452	15,205	31,982	29,100	26,940	23,017	18,975

Income from continuing operations before cumulative effect of a change in accounting principle[2]	4,330	3,722	7,752	3,718	4,972	3,232	2,888

Net income[3]	3,920	3,759	7,788	3,726	4,952	4,633	3,019

Per common share data:

Basic:

Income from continuing operations before cumulative effect of a change in accounting principle	.70	.60	1.25	.60	.81	.53	.48

Net income	.63	.60	1.25	.60	.81	.76	.50

Diluted:

Income from continuing operations before cumulative effect of a change in accounting principle	.69	.59	1.22	.59	.79	.51	.46

Net income	.62	.59	1.22	.59	.78	.73	.48

Cash dividends paid per share	.26	.22	.44	.36	.30 2/3	.25 1/3	.22 2/3

Total assets	42,568	36,941	39,153	33,510	31,372	27,227	22,964

Long-term debt	3,072	2,367	2,609	1,123	1,774	1,794	2,561

Shareholders’ equity	18,830	17,816	18,293	16,076	13,950	12,616	10,901

Ratio of earnings to fixed charges	32.1	23.5	25.3	11.6	14.7	13.1	10.9

	Year

	2001	2000	1999

(In millions, except per share data)

Adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets-Transitional Disclosure

Net income	$7,788	3,726	4,952

Add back: goodwill amortization	36	38	39

Add back: indefinite lived intangible assets amortization	8	9	9

Adjusted net income	$7,832	3,773	5,000

Basic earnings per common share:

Net income	$1.25	0.60	0.81

Add back: goodwill amortization	0.01	0.01	0 .01

Adjusted net income	$1.26	0.61	0.82

Diluted earnings per common share:

Net income	$1.22	0.59	0.78

Add back: goodwill amortization	0.01	0.01	0.01

Adjusted net income	$1.23	0.60	0.79

On June 19, 2000, Pfizer merged with Warner-Lambert Company (“Warner-Lambert”) in a transaction accounted for as a pooling-of-interests. All financial information reflects the combined results of Pfizer and Warner-Lambert as if the merger had been in effect for all periods presented.

         All financial information reflects the divestitures of Pfizer’s Medical Technology and Food Science businesses as discontinued operations.

         Per share data reflects the 3-for-1 stock split which occurred in June 1999.

         2001, 2000,1999 and 1998 data was restated to reflect reclassifications between Revenues and Selling, informational and administrative expenses of $277 million in 2001, $255 million in 2000, $226 million in 1999 and $214 million in 1998 as a result of the January 1, 2002, adoption of Emerging Issues Task Force (EITF) Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. Pfizer has not restated periods prior to 1998 for EITF Issue No. 00-25 because the data is not available. After Pfizer reorganized its financial systems due to Pfizer’s merger with Warner-Lambert, the level of detail necessary to develop an EITF 00-25 amount for periods prior to 1998 was no longer available.

1.	In 2001, Pfizer brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with Pfizer’s historical method. This adjustment increased revenues in 2001 by $175 million.

2.	Includes merger-related costs incurred in connection with Pfizer’s merger with Warner-Lambert:

Six months ended June 30, 2002 — Integration costs of $181 million and restructuring charges of $94 million. Six months ended July 1, 2001 — Integration costs of $264 million and restructuring charges of $212 million. 2001 — Integration costs of $467 million and restructuring charges of $372 million.

2000 — Transaction costs directly related to the merger with Warner-Lambert of $226 million; costs related to Warner-Lambert’s termination of the Warner-Lambert/Wyeth (formerly known as American Home Products) merger of $1,838 million; integration costs of $246 million and restructuring charges of $947 million.

1999 — Transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc. of $33 million.

3.	Includes the cumulative effect of a change in accounting principle in the six months ended June 30, 2002 for the January 1, 2002 adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, Pfizer recorded the following non-cash pre-tax charges of $565 million ($410 million after-tax) in the first six months of 2002:

-	$536 million for the impairment provisions related to goodwill in Pfizer’s Animal Health business which was included in the Pharmaceuticals segment (amount was determined in the second quarter of 2002 and reported after tax as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002); and

-	$29 million for the impairment provisions related to identifiable intangible assets which was included in the Consumer Products segment (amount was determined in the first quarter of 2002 and reported after tax as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002).

These prices will fluctuate prior to the special meetings of Pharmacia and Pfizer and the merger and holders of Swedish depositary receipts in Pharmacia are urged to obtain current market quotations prior to making any decision with respect to the merger.

Corporate headquarters
Pfizer Inc.
235 East 42nd Street
New York, NY 10017-5755
U.S.A.
Website: www.pfizer.com